EXHIBIT 99.1

To:           All Pinnacle Employees
From:       John Spanjers
Re:           Cost reduction update

Hello everyone –

As you know, a primary focus of our Chapter 11 process currently is working to obtain the cost savings necessary for our reorganization and our future.

We are working to reduce those costs that we have the ability to control, including facilities, contracts, organization overhead and labor. Over the past several weeks we’ve had numerous discussions with our labor unions to reach agreement on pay, benefit and work rule concessions. Those discussions began with us providing term sheets outlining the specific cost savings we believe are needed.

However, there have been new developments since we presented our unions with those term sheets that require us to pause our discussions while we reformulate our business plan.

As many of you know, Delta recently reached a tentative agreement with ALPA that includes a provision that could require a significant reduction in the number of 50-seat (CRJ-200 and ERJ-145) aircraft in Delta’s network. As we’ve communicated before, 140 of our 181 end state aircraft are CRJ-200s. The same agreement allows Delta to expand its 2-class 76-seat regional jets by 70 aircraft as it adds additional mainline aircraft to its fleet. As you can see, this agreement – if ratified by Delta pilots - presents both a challenge and an opportunity for this organization. Clearly our business plan will need to be reformulated in response.

Delta’s new tentative agreement confirms that the future of our industry and platform for new regional flying is in larger 2-class aircraft types like our CRJ-900. In discussions with Delta about how and when their proposed 50-seat reduction might impact Pinnacle, we also talked about our CRJ-900 operations.

In a nutshell, Delta told us that the bids they’ve received from other regional carriers on 2-class flying were significantly below what they pay for Pinnacle’s CRJ-900 flying. It’s clear that we are competing with carriers that have significant cost and pilot seniority advantages over Pinnacle.

Ultimately, as we look toward the future we must envision a Pinnacle fleet with far fewer CRJ-200 aircraft. And if we hope to replace those losses with more 76-seat aircraft, we must reduce our cost structure even more than originally planned in order to be competitive.

It’s important to understand this isn’t just a Delta issue. It’s safe to assume that if competing regional airlines in the Delta network are more cost-effective than Pinnacle, they’re also in a better position to go after future flying contracts with United, US Airways or any of the other mainline carriers.

Our ability to reduce costs is ultimately about our future. Every mainline carrier has made it clear that the ever-shrinking pie of new flying contracts will be awarded based on which regional provider can offer the most competitive costs. This is evident with Delta in its recent awarding of aircraft growth to GoJet and Compass. From our discussions with Delta we now know that our current 76-seat cost structure would not allow us to effectively compete with GoJet or Compass for future growth opportunities.

These new developments are the reason we are temporarily suspending labor negotiations while we take time to assess the impact of our recent discussions with Delta. Once we reformulate our business plan and identify the level of additional concessions needed to make it work, we’ll communicate those details with all parties and return promptly to discussions with our unions.

Like before, all employees – union and non-union, management and non-management - will participate in the cost savings ultimately implemented. It’s too early to know exactly how our proposed pay and benefit reductions may change, so I encourage everyone to please let us complete our work and not speculate. As soon as we have those details we will communicate them.

I know this isn’t welcome news, but I’d prefer to have this information now and deal with it today rather than try to address it after Pinnacle and our labor unions have already completed the hard work of modifying our labor contracts.

My goal is to provide a secure future for Pinnacle and I firmly believe this is possible. But to be successful we need to have a cost structure that allows us to compete for growth – specifically with 2-class regional jets – and currently that is not the case. I’ll keep you updated as we better understand what needs to be done.

John